NSAR ITEM 77O
June 1, 2003 - November 30, 2003
VK Growth and Income Fund
10f-3 Transactions

Underwriting #   Underwriting    Purchased   Amount of    % of        Date of
                                 From       shares    underwriting   Purchase

    1           Chubb Corp     Smith Barney   78,500     0.581%      6/16/03

    2       FirstEnergy Corp   Smith Barney  444,500     1.588%      9/12/03





Underwriters for #1
Citigroup
Goldman, Sachs & Co.
Merrill Lynch & Co.
Bear, Stearns & Co. Inc.
Credit Suisse First Boston
Deutsche Bank Securities
Morgan Stanley
Wachovia Securities
Smith Barney

Underwriters for #2
Citigroup
Morgan Stanley
Barclays Capital
JPMorgan
Wachovia Securities
BNY Capital Markets, Inc.
Credit Suisse First Boston
Lehman Brothers
UBS Investment Bank
McDonald Investments Inc.
NatCity Investments, Inc.
PNC Capital Markets, Inc.
SBK Brooks Investments Corp.
Scotia Capital (USA) Inc.
The William Capital Group, L.P.